UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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IMPAC MORTGAGE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the registrant)

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Impac Mortgage Holdings, Inc. Announces

Postponement of Special Meeting of Common Stockholders and

Extension of the Expiration Date of the Offer to Purchase and Consent Solicitation

to June 29, 2009

Friday, June 19, 2009

Irvine, California, — Impac Mortgage Holdings, Inc. (Pink Sheets: IMPM), a Maryland corporation, or the “Company,”, today announced that it is extending the expiration date of its Offer to Purchase and Consent Solicitation for its 9.375% Series B Cumulative Redeemable Preferred Stock (Pink Sheets: IMPHP) and 9.125% Series C Cumulative Redeemable Preferred Stock (Pink Sheets: IMPHO) from 9:00 a.m. on June 26, 2009 to 9:00 a.m. (Eastern Daylight Time) on June 29, 2009, unless further extended or terminated by the Company.

In addition, Impac announced that the special meeting of common stockholders has been postponed and will now be held on June 29, 2009, at 10:00 a.m. (Pacific Daylight Time).  The special meeting is being held to approve amendments to the Company’s charter to modify the terms of both of our Series B Preferred Stock and Series C Preferred Stock.  The Company’s Board of Directors recommends a vote FOR approval of the amendments to the charter to modify the terms of the Preferred Stock.

Common stockholders of record as of the close of business on May 18, 2009 may vote by attending the special meeting of stockholders in person or by sending in their executed proxy card.  Any stockholder who held shares in “street name” through their broker, bank or other custodian as of the close of business on May 18, 2009, may also contact such broker, bank or other custodian to receive proxy materials and vote their shares.

For Additional Information

The Company’s Offering Circular dated May 29, 2009, which has been filed with the Securities and Exchange Commission (the “SEC”), provides further information about the Offer to Purchase and Consent Solicitation.  Impac has also filed with the SEC a definitive proxy statement and other materials in connection with the special meeting of common stockholders.  Stockholders can obtain free copies of the Offering Circular and the definitive proxy statement as well as other filed documents containing information about Impac at http://www.sec.gov, the SEC’s free internet site. Free copies of Impac’s SEC filings are also available on Impac’s internet site at http://www.impaccompanies.com .

American Stock Transfer is the depositary and D.F. King & Co., Inc. is the information agent for the Offer to Purchase and Consent Solicitation.  Requests for the Offer to Purchase and Consent Solicitation and other documents relating to the tender offer may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers only) or 1-800-269-6427 (U.S. toll-free).  D.F. King & Co., Inc. is also assisting the Company in the solicitation of proxies for the special meeting.

Other Information

Neither the Company, any officers, employees, member of its board of directors, the depositary nor the information agent are making any recommendation to holders of Preferred Stock as to whether to tender or refrain from tendering their Preferred Stock pursuant to the Offer to Purchase and Consent Solicitation. Holders of Preferred Stock must make their own investment decision regarding the Offer to Purchase and Consent Solicitation.

This release is for informational purposes only and is neither an offer to purchase, a solicitation of an offer to purchase, or a solicitation of the Preferred Stock or any other securities. The Offer to Purchase and Consent Solicitation is only being made pursuant to the terms of the tender offer documents, including the Offering Circular and the related Letters of Transmittal, each as amended and supplemented from time to time.  The Offer to Purchase and Consent Solicitation is not being made to holders of Preferred Stock in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About the Company

Impac Mortgage Holdings, Inc. which, through its Long Term Investment Operations, primarily invests in non-conforming mortgage loans and to a lesser extent small balance commercial and multi-family loans.

For additional information, questions or comments, please call Justin Moisio in Investor Relations at (949) 475-3988 or email jmoisio@impaccompanies.com.  Web site: www.impaccompanies.com